JOINT VENTURE AGREEMENT

This JOINT VENTURE AGREEMENT is made on May 11th, 2017 between Kibush Capital Corporation, a Nevada corporation (hereinafter, “Kibush”) and Purari Development Trust, a Trust representing certain landowners in Papua New Guinea (hereinafter, “Purari”), each individually a “Party” or collectively, the “Parties”.

RECITALS

A.       Perari is a trust of landowners in Papua New Guinea (“PNG”) who own parcels of land (the “Land”) which are the target of oil and gas exploration;

B.       Kibush is a public company which has experience in contracting and securing governmental approvals in PNG; and

C.        Kibush and Purari desire to enter into a business relationship as set forth below.

It is therefore agreed as follows:

1. Purpose. The Parties form this joint venture for the purpose of negotiating oil and gas contracts for the landowners within the Purari Trust and securing government approval of the same (the “Business Interest”).

2. No Formal Joint Venture or Partnership; No Ownership. This Agreement does not provide for the Parties co-ownership of a separate joint venture vehicle, nor does it constitute a general partnership; rather this Agreement simply sets forth the conditions upon which the Parties will work together in their separate legal capacities toward a common interest. Furthermore, this Agreement does not provide Kibush with any ownership interest in Perari, nor does it provide Perari with any ownership interest in Kibush.

3. Commercial Interests. Kibush will represent Perari’s commercial interests in the negotiation of any commercialization of the Land, including oil and gas exploration and production.

4. Governmental Approvals. Kibush, and its subsidiary Aqua Mining, will use best efforts to secure PNG governmental approvals for the projects it negotiates on behalf of Perari.

5. Fee. Kibush is entitled to a fee for any commercial agreement entered into during the term of this Agreement. The fee will be negotiated on a contract by contract basis. It is agreed that the fee to Kibush will be 30% of the total revenue generated from any commercialization of the Land during the Term.

6. Payment. Since Perari will likely be the contracting party and receive the payments on any commercialization of the Land, Perari agrees to pay Kibush its percentage of the project amount (its fee) within 30 days after Perari’s receipt of such payments.

7. Term of Agreement. This Agreement shall be effective upon the effective date first written above and shall remain in force for a period of three (3) years, unless otherwise terminated as provided herein.

8. Termination. A Party may immediately terminate this Agreement, in the event that a breach of this Agreement remains uncured for 90 days after receipt of written notice of such breach. Upon termination, Kibush will continue to be entitled to its fee on the revenue generated from any agreement for commercialization of the Land entered into during the Term of this Agreement, even if such revenue is received after the date of termination of this Agreement.

9. Expenses. Each Party’s costs and expenses incurred in the participation in this Agreement, shall be the sole cost and expense of the Party for which the cost or expense was incurred.

10. Assignment. No Party may assign or transfer their respective rights or obligations under this Agreement without prior written consent from the other Party.

11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

12. Entire Agreement. All understandings and agreements heretofore had between the Parties are merged in this Agreement, which alone expresses the Agreement of the Parties, there being no representation, warranty, covenant or other agreement not herein expressly set forth.

13. Applicable Law. This Agreement shall be governed by and construed and enforced under and in accordance with the laws of the State of Nevada and all subject matter and in persona jurisdiction shall be the state courts of Nevada.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the 11th day of May, 2017.

Kibush Capital Corporation	Perari Development Trust

Warren Sheppard, its President	Jacob Kairi, its Chairman